                                                          Exhibit 99.1

[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE

Contact:

Gary Larson
Chief Financial Officer
(510) 623-9400 x321


                  AEHR TEST SYSTEMS REPORTS FINANCIAL RESULTS
                         FOR THIRD QUARTER FISCAL 2013

Fremont, CA (March 28, 2013) - Aehr Test Systems (Nasdaq: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for the third quarter of fiscal 2013 ended February
28, 2013.

Total net sales were $3.3 million in the third quarter of fiscal 2013, compared with $5.1 million in the second quarter of fiscal 2013 and with $2.9 million in the third quarter of the prior fiscal year. Aehr Test reported a net loss of $1.5 million, or $0.16 per diluted share, in the third quarter of fiscal 2013. This compares to a net loss of $0.8 million, or $0.09 per diluted share, in the second quarter of fiscal 2013 and to a net loss of $1.4 million, or $0.15 per diluted share, in the third quarter of the prior fiscal year.

Commenting on the results of the third quarter of fiscal 2013, Gayn Erickson, President and CEO of Aehr Test Systems, said, "While we are not satisfied with our sequentially lower revenues for the quarter, we were pleased to have improved our net sales year-over-year for the fourth consecutive quarter. This improvement points to the continued success we are having in addressing new market segments and customers with our ABTSTM and FOXTM product lines. We were not able to escape the industry wide softness we observed during the quarter which had been discussed during our last quarterly conference call. We took very aggressive action on our expenses, inventory, and cash management, resulting in an increase in our cash level during the quarter.

"We are very excited about the attention and interest that our next generation FOX products are gathering in the marketplace and believe they will be an important contributor to our growth," added Erickson. "These products are aimed at Wafer Level Test and/or Burn-in of a number of growth opportunities such as flash memories, smart card controllers, and automotive semiconductors. Earlier this month, we completed an approximately $1.16 million private placement transaction with certain Directors and Officers of the Company and other accredited investors.
The additional funds will allow us more flexibility in managing our working capital and spending on these development programs. The stock sale closed this month and as such the


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Aehr Test Systems Reports Third Quarter Fiscal 2013 Results
March 28, 2013
Page 2 of 6



cash proceeds, received in March 2013, are in addition to our fiscal third quarter ending cash balance."

Erickson concluded, "During the quarter we saw overall caution from several customers that delayed their equipment purchases, and this in turn impacted our third quarter. However, we are recently seeing an increase in capacity requirements and an overall increase in customer activity. This is consistent with comments we have seen from other public companies in the semiconductor test industry, which overall have been positive relative
to revenue forecasts for the balance of the year.   We remain optimistic
about Aehr's future and believe we are well positioned to take advantage of improving industry trends as they occur and in our ability to address and take the leadership role in the developing Wafer Level Test & Burn-in market."

Management Conference Call
Management of Aehr Test will host a conference call and webcast today, March 28, 2013 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the Company's third quarter fiscal 2013 operating results. The conference call will be accessible live via the internet at www.aehr.com. Please go to the website at least 15 minutes before start time to register, download and install any necessary audio software. A replay of the webcast will be available at www.aehr.com for 90 days.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, capacity needs and opportunities for Aehr Test products in package and wafer level test. Aehr Test has developed and introduced several innovative products, including the ABTS and FOX families of test and burn-in systems and the DiePak(R) carrier. The ABTS system is used in production and qualification testing of packaged parts for both low-power and high-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding revenues, net sales and customer demand and acceptance of Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include without limitation, world economic conditions, the state of the semiconductor equipment market, the Company's ability to maintain sufficient cash to support operations, acceptance by customers of Aehr Test's technologies, acceptance by customers of the systems shipped upon receipt of a


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Aehr Test Systems Reports Third Quarter Fiscal 2013 Results
March 28, 2013
Page 3 of 6


purchase order, the ability of new products to meet customer needs or perform as described and the Company's ability to successfully market a wafer-level test and burn-in system. See Aehr Test's recent 10-K, 10-Q and other reports from time to time filed with the U.S. Securities and Exchange Commission for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.







                       [Financial Tables to Follow]




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Aehr Test Systems Reports Third Quarter Fiscal 2013 Results
March 28, 2013
Page 4 of 6


                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    Condensed Consolidated Statements of Operations
                        (in thousands, except per share data)
                                   (unaudited)

                                            Three Months Ended       Nine Months Ended
                                      -----------------------------  ------------------
                                       Feb 28,   Nov 30,   Feb 29,    Feb 28,   Feb 29,
                                        2013      2012       2012      2013      2012
                                      --------   --------  --------  --------  --------
Net sales                              $ 3,340   $ 5,054   $ 2,855   $ 13,226  $ 10,845
Cost of sales                            2,575     2,791     1,747      7,742     6,807
                                      --------  --------  --------   --------  --------
Gross profit                               765     2,263     1,108      5,484     4,038
                                      --------  --------  --------   --------  --------
Operating expenses:
  Selling, general and administrative    1,511     2,068     1,525      5,368     4,654
  Research and development                 685       962       933      2,577     3,054
                                      --------  --------  --------   --------  --------
    Total operating expenses             2,196     3,030     2,458      7,945     7,708
                                      --------  --------  --------   --------  --------
    Loss from operations                (1,431)     (767)   (1,350)    (2,461)   (3,670)

Interest expense                           (18)      (13)       --        (43)       --
Gain on sale of long-term investment        --        --        --         --       990
Other (expense) income, net                 (9)      (15)        7        (43)       53
                                      --------  --------  --------   --------  --------
    Loss before income tax
    expense (benefit)                   (1,458)     (795)   (1,343)    (2,547)   (2,627)

Income tax expense (benefit)                --        16        18         18       (17)
                                      --------  --------  --------   --------  --------
    Net loss                           $(1,458)  $  (811)  $(1,361)  $ (2,565) $ (2,610)

Less: Net income attributable to the
        noncontrolling interest             --        --        --         --         1
                                      --------  --------  --------   --------  --------
  Net loss attributable to Aehr Test
        Systems common shareholders    $(1,458)  $  (811)  $(1,361)  $ (2,565) $ (2,611)
                                      ========  ========  ========   ========  ========

Net loss per share
    Basic                              $ (0.16)  $ (0.09)  $ (0.15)  $ (0.28)  $  (0.29)
    Diluted                            $ (0.16)  $ (0.09)  $ (0.15)  $ (0.28)  $  (0.29)

Shares used in per share calculations:
    Basic                                9,363     9,300     9,055      9,276     8,989
    Diluted                              9,363     9,300     9,055      9,276     8,989




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Aehr Test Systems Reports Third Quarter Fiscal 2013 Results
March 28, 2013
Page 5 of 6

                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    Reconciliation of GAAP and Non-GAAP Results
                      (in thousands, except per share data)
                                   (unaudited)

                                              Three Months Ended      Nine Months Ended
                                          --------------------------  -----------------
                                         Feb 28,   Nov 30,   Feb 29,   Feb 28,  Feb 29,
                                          2013      2012      2012      2013     2012
                                         -------- -------- ---------  -------- --------
GAAP net loss                            $(1,458) $  (811) $(1,361)   $(2,565) $(2,611)
Gain on sale of long-term investment1         --       --       --         --     (990)
Stock based compensation expense             201       99      182        427      519
                                         -------- -------- --------   -------- --------
Non-GAAP net loss                        $(1,257) $  (712) $(1,179)   $(2,138) $(3,082)
                                         ======== ======== ========   ======== ========

GAAP net loss per diluted share          $ (0.16) $ (0.09) $ (0.15)   $ (0.28) $ (0.29)
                                         ======== ======== ========   ======== ========
Non-GAAP net loss per diluted share      $ (0.13) $ (0.08) $ (0.13)   $ (0.23) $ (0.34)
                                         ======== ======== ========   ======== ========
Shares used in diluted shares calculation  9,363    9,300    9,055      9,276    8,989
                                         ======== ======== ========   ======== ========


______________________________________________________________________


1 During the first quarter of fiscal 2012, the Company sold its long-term investment in ESA Electronics PTE Ltd., resulting in a gain of $990,000.

Non-GAAP net income is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net income (the most comparable GAAP measure).



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Aehr Test Systems Reports Third Quarter Fiscal 2013 Results
March 28, 2013
Page 6 of 6

                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                         Condensed Consolidated Balance Sheets
                         (in thousands, except per share data)
                                     (unaudited)

                                                    Feb 28,     Nov 30,     May 31,
                                                     2013        2012        2012
                                                   --------    --------    --------
ASSETS
Current assets:
  Cash and cash equivalents                         $ 1,381     $ 1,192     $ 2,073
  Accounts receivable, net                            1,570       2,899       2,588
  Inventories                                         5,722       6,444       6,070
  Prepaid expenses and other                            205         390         197
                                                   --------    --------    --------
      Total current assets                            8,878      10,925      10,928

Property and equipment, net                             378         358         510
Other assets                                            159         169         175
                                                   --------    --------    --------
      Total assets                                  $ 9,415     $11,452     $11,613
                                                   ========    ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit                                    $ 1,215     $ 1,685     $ 1,408
  Accounts payable                                    1,517       1,461       1,507
  Accrued expenses                                    1,554       1,611       1,385
  Deferred revenue, short-term                          238         594         555
                                                   --------    --------    --------
      Total current liabilities                       4,524       5,351       4,855

Income tax payable                                      115         114         125
Deferred lease commitment, net of current portion       122         142         179
Deferred revenue, long-term                             122          --          --
                                                   --------    --------    --------
     Total liabilities                                4,883       5,607       5,159

Aehr Test Systems Shareholders' equity                4,553       5,867       6,476
Noncontrolling interest                                 (21)        (22)        (22)
                                                   --------    --------    --------
      Total shareholders' equity                      4,532       5,845       6,454
                                                   --------    --------    --------
      Total liabilities and shareholders' equity    $ 9,415     $11,452     $11,613
                                                   ========    ========    ========








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